Exhibit 4.4

HYDRO ONE INC.

Issuer

and

COMPUTERSHARE TRUST COMPANY OF CANADA

Trustee

TWENTY-NINTH SUPPLEMENTAL TRUST INDENTURE

supplementing the Trust Indenture

dated as of June 4, 2001

and

providing for the issue of

$1,000,000,000 Principal Amount of 4.59% Unsecured Medium Term Notes

due 2043 (Series 29)

October 9, 2013

- i -

THIS TWENTY-NINTH SUPPLEMENTAL TRUST INDENTURE dated as of the 9th day of October, 2013,

BETWEEN:

HYDRO ONE INC., a corporation incorporated under the laws of

Ontario (the “Corporation”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,

a trust company incorporated under the laws of Canada (the “Trustee”)

WHEREAS the Corporation has entered into a Trust Indenture dated as of June 4, 2001 (the “Original Indenture”) which provides for the issuance of one or more series of unsecured medium term notes of the Corporation by way of Supplemental Indentures;

AND WHEREAS the Corporation has entered into a twenty-second supplemental indenture dated July 29, 2011 (the “Twenty-Second Supplemental Indenture”) which provides for an amendment to the definition of “Canadian GAAP” in the Original Indenture (the Original Indenture, as amended and supplemented by the Twenty-Second Supplemental Indenture, hereinafter collectively referred to as the “Base Indenture”);

AND WHEREAS this Twenty-Ninth Supplemental Indenture is entered into for the purpose of providing for the creation and issuance of up to $1,000,000,000 aggregate principal amount of Series 29 Notes pursuant to the Base Indenture and establishing the terms, provisions and conditions of the Series 29 Notes;

AND WHEREAS the foregoing representations and statements of fact are made by the Corporation and not by the Trustee;

NOW THEREFORE THIS TWENTY-NINTH SUPPLEMENTAL INDENTURE WITNESSES and it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1    To Be Read With Base Indenture

This Twenty-Ninth Supplemental Indenture is a Supplemental Indenture within the meaning of the Original Indenture. The Base Indenture and this Twenty-Ninth Supplemental Indenture shall be read together and shall have effect so far as practicable as though all the provisions of all indentures were contained in one instrument.

1.2    Twenty-Ninth Supplemental Indenture

The terms “this Twenty-Ninth Supplemental Indenture”, “this indenture”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions, unless the context otherwise specifies or requires, refer to the Base Indenture as amended and supplemented by this Twenty-

Ninth Supplemental Indenture and not to any particular article, section, subsection or clause or other portion thereof, and include every instrument supplemental or ancillary to this Twenty-Ninth Supplemental Indenture.

1.3    Definitions

All terms which are used but not defined in this Twenty-Ninth Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In the event of any inconsistency between the terms in the Base Indenture and this Twenty-Ninth Supplemental Indenture, the terms in this Twenty-Ninth Supplemental Indenture prevail. Subject to the foregoing, and in addition to the terms defined above in the recitals to this Twenty-Ninth Supplemental Indenture, in this Twenty-Ninth Supplemental Indenture and in the Series 29 Notes the following terms have the following meanings:

“Government of Canada Yield” on any date means the yield to maturity on such date, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, which a non-callable Government of Canada bond would carry if issued in dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to, or if no Government of Canada bond having an equal term to maturity exists, as close as possible to, the remaining term to maturity (calculated from the redemption date) of, in the case of the Series 29 Notes, the Series 29 Notes, such yield to maturity being the average of the yields provided by two Canadian investment dealers specified by the Corporation;

“Series 29 Notes” means the unsecured medium term notes of the Corporation referred to in Section 2.1;

“Series 29 Note Account” means any deposit account which is designated in writing to the Trustee as the Series 29 Note Account;

“Series 29 Note Canada Yield Price” means a price equal to the price of the Series 29 Notes calculated to provide a yield to maturity, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, equal to the Government of Canada Yield calculated at 10:00 a.m. (Toronto time) on the Business Day preceding the day on which the Corporation gives notice of redemption pursuant to Section 5.3 of the Original Indenture, plus 0.37%;

“Series 29 Note Interest Payment Date” means April 9 and October 9 in each year that the Series 29 Notes are outstanding;

“Series 29 Note Interest Period” means, in respect of a Series 29 Note Interest Payment Date, the period commencing on the later of the date of issue of the Series 29 Notes and the immediately preceding Series 29 Note Interest Payment Date and ending on the day immediately preceding such Series 29 Note Interest Payment Date in respect of which interest is payable; and

“Series 29 Note Regular Record Date” means the date specified herein for determining holders entitled to receive interest on the Series 29 Notes on any Series 29 Note Interest Payment Date.

ARTICLE 2

THE SERIES 29 NOTES

2.1	Creation and Designation

The Corporation, being authorized in accordance with the Base Indenture to create and issue unsecured medium term notes in one or more series, hereby authorizes under this Twenty-Ninth Supplemental Indenture the creation and issuance from time to time, in one or more issues, of a series of unsecured medium term notes designated as “4.59% Notes due 2043 (Series 29)”, which will have the terms set out in this Twenty-Ninth Supplemental Indenture.

2.2	Limitation on Aggregate Principal Amount

The aggregate principal amount of Series 29 Notes which may be issued under this Twenty-Ninth Supplemental Indenture will be limited to $1,000,000,000.

2.3	Date of Issue and Maturity

The Series 29 Notes will be dated as of the date of their issue and will become due and payable, together with all accrued interest and unpaid interest thereon, on October 9, 2043.

2.4	Interest

(a)	The Series 29 Notes will be issued in $1,000 denominations or integral multiples thereof and bear interest on the unpaid principal amount thereof at a rate of 4.59% per annum from their date of issue or as otherwise specified in the applicable Series 29 Note with interest payable on each Series 29 Note Interest Payment Date semi-annually in arrears in equal instalments. The first Series 29 Note Interest Payment Date will be April 9, 2014 in respect of the Series 29 Notes issued on the date hereof for the period from and including October 9, 2013.

(b)	Interest will be payable in respect of each Series 29 Note Interest Period (after as well as before maturity, default and judgement, with interest on overdue interest at the same rate) on each Series 29 Note Interest Payment Date in accordance with Section 2.8 of the Original Indenture.

(c)	Interest on the Series 29 Notes in respect of periods that end on a day other than the day immediately preceding a Series 29 Interest Payment Date or in respect of periods after the Maturity Date will be computed on the basis of a year of 365 days or 366 days, as the case may be, for the actual number of days elapsed and will accrue from day to day.

(d)	The Series 29 Note Regular Record Date will be the close of business two Business Days preceding the relevant Series 29 Note Interest Payment Date.

2.5	Interest Payments

The Corporation (except in case of payment of interest at maturity or as otherwise provided in the Base Indenture, at which time payment of interest, less any taxes required by law to be deducted or withheld, may at the option of the Corporation be made upon presentation and surrender of the certificate representing Series 29 Notes), on the day that is two Business Days before each Series 29 Note Interest Payment Date, will forward or cause to be forwarded to the registered address of each holder of a Series 29 Note as of the Series 29 Note Regular Record Date a cheque for such interest, less any taxes required by law to be deducted or withheld, payable to the order of such holder provided the Trustee will only forward such cheque upon receipt of the full amount of interest being paid in immediately available funds to be held by the Trustee in the Series 29 Note Account. The forwarding of such cheque will satisfy and discharge the liability for interest upon such Series 29 Note to the extent of the sum represented thereby (plus the amount of any taxes deducted or withheld as aforesaid) unless such cheque is not paid on presentation. Upon a written request to do so, the Corporation, at its option, may cause the amount payable in respect of interest to be paid to such holder of Series 29 Notes by wire transfer to an account maintained by such holder of Series 29 Notes or any other method acceptable to the Corporation.

2.6	Payment of Principal

In accordance with Section 9.2 of the Original Indenture, the Corporation will deposit to the Series 29 Note Account all amounts required to be paid to the order of holders of Series 29 Notes on maturity on account of principal, one Business Day before the maturity date of the Series 29 Notes. The deposit of such funds will satisfy and discharge the liability for principal of the Series 29 Notes to the extent of the sum represented thereby.

2.7	Redemption and Repurchase

(a)	At its option, prior to April 9, 2043, the Corporation may redeem the Series 29 Notes from time to time, in whole or in part, on payment of a redemption price equal to the greater of (i) the Series 29 Note Canada Yield Price and (ii) par, together in each case with accrued and unpaid interest to the date fixed for redemption. On or after April 9, 2043, the Corporation may redeem the Series 29 Notes in whole, but not in part, on payment of a redemption price equal to par, together with accrued and unpaid interest to the date fixed for redemption. The Corporation will give notice of redemption not more than 60 days and not less than 15 days before the date fixed for redemption. Prior to April 9, 2043, less than all of the Series 29 Notes may be redeemed, if so redeemed, in accordance with Section 5.2 of the Original Indenture.

(b)	The Corporation will be entitled at any time and from time to time to purchase for cancellation Series 29 Notes in the market (which may include purchases from or through an investment dealer or a firm holding membership on a recognized stock exchange) or by tender or by private contract at any price. Series 29 Notes that are so purchased will be cancelled and will not be re-issued. Less than all of the Series 29 Notes may be purchased, if so purchased, for cancellation in accordance with Section 5.5 of the Original Indenture.

(c)	The Series 29 Notes will not be subject to repurchase pursuant to any sinking fund or any other required repayment provisions.

2.8	Form of Series 29 Notes

The Series 29 Notes and the certificate of the Trustee endorsed thereon shall be issuable initially as one Global Note held by, or on behalf of, CDS, as depository, for its participants and registered in the name of CDS or its nominee. The Global Note will be substantially in the form set out in Schedule 1 hereto with such appropriate additions, deletions, substitutions and variations as the Trustee may approve and shall bear such distinguishing letters and numbers as the Trustee may approve, with such approval in each case to be conclusively deemed to have been given by the Trustee certifying such Series 29 Notes.

2.9	Execution of Series 29 Notes

The Series 29 Notes shall be signed (either manually or by facsimile signature) by any two of the chairman of the Corporation’s board of directors, the president and chief executive officer, the chief financial officer, the treasurer, the general counsel and the secretary, or those acting in such capacities. A signature upon any of the Series 29 Notes shall for all purposes of this Twenty-Ninth Supplemental Indenture be deemed to be the signature of the individual whose signature it purports to be and to have been signed at the time of such signature (either manual or by facsimile) and notwithstanding that any individual whose signature (either manual or by facsimile) may appear on the Series 29 Notes is not, at the date of this Twenty-Ninth Supplemental Indenture or at the date of the Series 29 Notes or at the date of the certifying and delivery thereof, the chairman, the president and chief executive officer, the chief financial officer, the treasurer, the general counsel or the secretary, or those acting in such capacities, as the case may be, of the Corporation, such Series 29 Notes shall be valid and binding upon the Corporation and entitled to the benefits of this Twenty-Ninth Supplemental Indenture.

2.10	Certification

(a)	No Series 29 Note shall be issued or, if issued, shall be obligatory or shall entitle the holder of such Series 29 Note to the benefits of this Twenty-Ninth Supplemental Indenture until it has been certified by manual signature by or on behalf of the Trustee substantially in the form set out in Schedule 1 hereto, or in some other form approved by the Trustee, whose approval shall be conclusively evidenced by the certification thereof. Such certificate on any Series 29 Note shall be conclusive evidence that such Series 29 Note is duly issued and is a valid obligation of the Corporation and that the holder of such Series 29 Note is entitled to the benefits of this Twenty-Ninth Supplemental Indenture.

(b)	The certificate of the Trustee on any Series 29 Note shall not be construed as a representation or warranty by the Trustee as to the validity of this Twenty-Ninth Supplemental Indenture or of the Series 29 Notes (except the due certification thereof and any other warranties implied by law) and the Trustee shall in no respect be liable or answerable for the use made of the Series 29 Notes or any of them or the proceeds thereof.

2.11	Location of Registers

With respect to the Series 29 Notes, initially the registers referred to in Section 3.1 of the Original Indenture shall be kept by and at the principal offices of the Trustee and may be kept in such other place or places, if any, by the Trustee or by such other registrar or registrars (if any) as the Corporation, with the approval of the Trustee, may designate.

2.12	Additional Amounts

The Corporation will not be required to pay an additional amount on the Series 29 Notes in respect of any tax, assessment or government charge withheld or deducted.

2.13	Trustee, etc.

The Trustee will be the trustee, authenticating agent, paying agent, transfer agent and registrar for the Series 29 Notes.

Computershare Trust Company, N.A. in Denver, Colorado, an affiliate of the Trustee, will be co-transfer agent for the Series 29 Notes.

2.14	U.S. Trust Indenture Act Compliance

Notwithstanding anything to the contrary in the Base Indenture, as amended and supplemented by this Twenty-Ninth Supplemental Indenture, the right of any holder of the Series 29 Notes to receive payment of the principal of and interest on the Series 29 Notes, on or after the respective due dates for such payments, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder, except to the extent permitted by Section 316(b) of the U.S. Trust Indenture Act of 1939, as amended.

ARTICLE 3

MISCELLANEOUS

3.1	Acceptance of Trust

The Trustee accepts the trusts in this Twenty-Ninth Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Twenty-Ninth Supplemental Indenture and in accordance with the Base Indenture.

3.2	Confirmation of Base Indenture

The Base Indenture, as amended and supplemented by this Twenty-Ninth Supplemental Indenture, is in all respects confirmed.

3.3	Compliance with Privacy Laws

The Corporation and the Trustee acknowledge that federal and/or provincial legislation that addresses the protection of personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Twenty-Ninth Supplemental Indenture. Despite any other provision hereof, neither the Corporation nor the Trustee shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Corporation shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given in respect of the purpose for which it was collected or are not required under applicable Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Twenty-Ninth Supplemental Indenture and not to use it for any other purpose except with the consent of or direction from the Corporation or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

3.4	Trustee Not Bound to Act

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, acting reasonably, determines that such act may cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorism or economic sanction legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, acting reasonably, determine at any time that its acting under this Twenty-Ninth Supplemental Indenture has resulted in non-compliance with any applicable anti-money laundering, anti-terrorism or economic sanction legislation, regulation or guideline, then it shall have the right to resign pursuant to the terms of Section 13.6 of the Original Indenture, provided that (i) the Trustee’s written notice of resignation shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to the Trustee’s satisfaction within 15 Business Days of the receipt of such notice of resignation, then such notice shall not be effective.

3.5	Counterparts

This Twenty-Ninth Supplemental Indenture may be executed in several counterparts each of which so executed shall be deemed to be original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Twenty-Ninth Supplemental Indenture under the hands of their proper officers in that behalf.

HYDRO ONE INC.

By:
Name: Joseph Agostino
Title: General Counsel

By:
Name: Sandy Struthers
Title: Chief Administration Officer and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1

FORM OF SERIES 29 NOTE

FORM OF SERIES 29 GLOBAL NOTE

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CDS & CO. AS NOMINEE OF CDS CLEARING AND DEPOSITORY SERVICES INC. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO HYDRO ONE INC. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED PURSUANT TO A BOOK ENTRY ONLY SECURITIES SERVICES AGREEMENT BETWEEN ISSUER AND CDS, AS SUCH AGREEMENT MAY BE REPLACED OR AMENDED FROM TIME TO TIME.

REGISTERED	Note# —

HYDRO ONE INC.

SERIES 29 MEDIUM-TERM NOTES

(unsecured)

(Fixed Rate Note)

ISIN No. CA44810ZBK53

CUSIP No. 44810ZBK5

PRINCIPAL AMOUNT: $ —	DENOMINATIONS (if other than Cdn. dollars
( — dollars)	or Cdn. dollar denominations of Cdn.$1,000): N/A

ISSUE DATE: — , —	SPECIFIED CURRENCY:
Canadian Dollars:
[+] Yes
[ ] No
Foreign Currency:
Exchange Rate Agent:

STATED MATURITY: October 9, 2043	INTEREST RATE: 4.59% per annum

INTEREST PAYMENT DATE(S):	PAYMENTS OF PRINCIPAL AND
Equal semi-annual payments on each April 9 and	ANY PREMIUM AND INTEREST:
October 9, commencing April 9, 2014	[+] Canadian Dollars
(the “Initial Interest Payment Date”)	[ ] Specified Currency

RECORD DATE(S):	DAY COUNT CONVENTION:
The second Business Day prior to such Interest	[ ]	30/360 for the period
Payment Date		from to
	[ ]	Actual/360 for the period
from to
	[+]	Actual/Actual for the period from
October 9, 2013 to October 9, 2043
	[ ]	Other

OTHER PROVISIONS: See “Redemption” below.	ADDENDUM ATTACHED:
	[ ]	Yes
	[+]	No

REDEMPTION:	Under the Indenture (as defined below), the Notes may be redeemed in whole or in part at the option of the Corporation, prior to April 9, 2043, upon not less than 15 days and not more than 60 days notice to the holders of the Notes to be redeemed, and upon deposit with the Trustee, on the date fixed for redemption, of the Redemption Price. The Notes may be redeemed in whole, but not in part, at the option of the Corporation on or after April 9, 2043, upon not less than 15 days and not more than 60 days notice to the holders of the Notes to be redeemed, and upon deposit with the Trustee, on the date fixed for redemption, of 100% of their principal amount, together with accrued and unpaid interest to the date fixed for redemption.

“Redemption Price” means, with respect to a Note to be redeemed, the greater of (i) the Series 29 Note Canada Yield Price and (ii) par, together in each case with accrued and unpaid interest to the date fixed for redemption.

“Government of Canada Yield” on any date means the yield to maturity on such date, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, which a non-callable Government of Canada bond would carry if issued in dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to, or if no Government of Canada bond having an equal term to maturity exists, as close as possible to, the remaining term to maturity (calculated from the redemption date) of, in the case of the Series 29 Notes, the Series 29 Notes, such yield to maturity being the average of the yields provided by two Canadian investment dealers specified by the Corporation.

“Series 29 Note Canada Yield Price” means a price equal to the price of the Series 29 Notes calculated to provide a yield to maturity, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, equal to the Government of Canada Yield calculated at 10:00 a.m. (Toronto time) on the Business Day preceding the day on which the Corporation gives notice of redemption pursuant to section 5.3 of the Original Indenture (as defined below), plus 0.37%.

HYDRO ONE INC. (the “Corporation”) for value received hereby promises to pay to the registered holder hereof on the Stated Maturity, or on such earlier date as the Principal Amount may become due in accordance with the provisions of the Indenture (as defined below), on presentation and surrender of this 4.59% Note due 2043 (Series 29) (the “Series 29 Note”), the Principal Amount in lawful money of Canada at the Corporate Trust Office, and to pay interest on the Principal Amount at the Interest Rate from the later of October 9, 2013 and the last Interest Payment Date on which interest has been paid or made available for payment on this Series 29 Note, at the Corporate Trust Office in like money semi-annually in arrears in equal instalments on the Interest Payment Dates in each year, the first such payment to be payable on the Initial Interest Payment Date, and if the Corporation at any time defaults in the payment of any principal or interest, to pay interest on the amount in default at the same rate, in like money, at the Corporate Trust Office and semi-annually on the same dates. Prior to each Interest Payment Date, the Corporation (except in case of payment at maturity at which time payment of interest will be made only upon surrender of this Series 29 Note) shall mail to the registered address of the registered holder of this Series 29 Note, or in the case of joint holders to the registered address of the joint holder first named in the register, a cheque for the interest, less any tax required by law to be deducted or withheld, payable to the order of such holder or holders and negotiable at par at any of the places at which interest on this Series 29 Note is payable. The mailing of such cheque shall satisfy and discharge the liability for interest upon this Series 29 Note to the extent of the sum represented thereby (plus the amount of any tax deducted or withheld) unless such cheque is not paid on presentation.

This Series 29 Note is one of an authorized issue of unsecured medium term notes designated 4.59% Notes due 2043 (Series 29) forming the twenty-ninth series of unsecured medium term notes issued under a twenty-ninth supplemental indenture dated as of October 9, 2013 (the “Twenty-Ninth Supplemental Indenture”) to a trust indenture (the “Original Indenture”) dated as of June 4, 2001, as amended and supplemented by a twenty-second supplemental trust indenture dated as of July 29, 2011 (the “Twenty-Second Supplemental Indenture”), in each case made between the Corporation and Computershare Trust Company of Canada (the “Trustee”) (the Original Indenture, as amended and supplemented by the Twenty-Second Supplemental Indenture and the Twenty-Ninth Supplemental Indenture is referred to herein as the “Indenture”). The Indenture specifies the terms and conditions upon which the Series 29 Notes are issued or may be issued and held and the rights of the holders of the Series 29 Notes, the Corporation and the Trustee, all of which are incorporated by reference in this Series 29 Note and to all of which the holder of this Series 29 Note, by acceptance hereof, agrees.

The aggregate principal amount of unsecured medium term notes of the Corporation that may be issued pursuant to the Indenture is unlimited, subject to compliance with the covenants contained therein. The Series 29 Notes are limited to one billion dollars ($1,000,000,000) aggregate principal amount in lawful money of Canada (or the equivalent amount if the Series 29 Notes are denominated in a currency other than Canadian dollars), and are issuable as fully registered medium term notes in the denominations of $1,000 and integral multiples thereof. Upon compliance with the Indenture, this Series 29 Note may be exchanged for an equal aggregate principal amount of Series 29 Notes in any other authorized denomination or denominations.

The Series 29 Notes are direct unsecured obligations of the Corporation and will rank pari passu with all other unsecured medium term notes from time to time issued and outstanding pursuant to the Indenture and with all other unsecured indebtedness of the Corporation, except to the extent prescribed by law and except as to any sinking fund which pertains exclusively to any particular indebtedness of the Corporation.

At any time when the Corporation is not in default under the Indenture, the Corporation may purchase the Series 29 Notes in the market or by tender at any price.

The Principal Amount may become or be declared due before the Stated Maturity on the conditions, in the manner, with the effect and at the times set forth in the Indenture.

The Indenture contains provisions for the holding of meetings of holders of notes issued by the Corporation pursuant to the Indenture and making resolutions passed at such meetings and instruments in writing signed by the holders of a specified majority of notes issued and outstanding pursuant to the Indenture binding on all holders of notes issued by the Corporation pursuant to the Indenture, subject to the provisions of the Indenture.

All terms used in this Series 29 Note which are not defined, shall have the meanings assigned to them in the Indenture.

This Series 29 Note may be transferred only upon compliance with the conditions prescribed in the Indenture on one of the registers kept at the Corporate Trust Office and at such other place or places, if any, and by such other registrar or registrars, if any, as the Corporation may designate, by the registered holder hereof or the holder’s legal representative or attorney duly appointed by an instrument in writing in form and execution satisfactory to the Trustee, and upon compliance with such reasonable requirements as the Trustee or other registrar may prescribe, and such transfer shall be duly noted hereon by the Trustee or other registrar.

This Series 29 Note shall not become obligatory for any purpose until it shall have been certified by the Trustee in accordance with the Indenture.

IN WITNESS WHEREOF HYDRO ONE INC. has caused its corporate seal to be hereunto affixed and this Series 29 Note to be signed by its     —     and its     —    .

HYDRO ONE INC.

—

—

TRUSTEE’S CERTIFICATE

This Note is one of the Series 29 Notes referred to in the Hydro One Inc. Indenture referred to above.

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:
Certifying Officer

(NO WRITING HEREON EXCEPT BY THE TRUSTEE OR OTHER REGISTRAR)

DATE OF REGISTRY	IN WHOSE NAME REGISTERED	SIGNATURE OF TRUSTEE OR OTHER REGISTRAR
CDS & Co.